Exhibit (a)(1)(vi)

Notice of Withdrawal of Tender

Regarding Shares in First Eagle Private Credit Fund

Tendered Pursuant to the Offer to Purchase Dated

May 1, 2026

The Offer and withdrawal rights will expire on May 29, 2026

and this Notice of Withdrawal must be received by

the Fund’s Transfer Agent, either by mail or by fax, by 11:59 p.m.,

Eastern Time, on May 29, 2026, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO FIRST EAGLE PRIVATE CREDIT FUND AT:

Regular Mail	Email
First Eagle Private Credit Fund PO Box 219599 Kansas City, MO 64121-9599	FRSTEAGLBD.AI@SSCINC.COM

You are responsible for confirming that this Notice is received timely by the Fund. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Dear Shareholder:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:
Fund Account #:
Account Name/Registration:
Address:
City, State, Zip
Telephone Number:
Email Address:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

(PAGE 1 of 1)